Exhibit 10.1

ZALICUS

January 4, 2013

Justin Renz

Executive Vice President, Chief Financial Officer and Treasurer c/o Zalicus Inc.

245 First Street Cambridge, MA 02142

Re: Severance Arrangements

Dear Justin:

     As we discussed, this letter describes the separation pay and benefits that will be provided to you in the event that Zalicus Inc. (the “Company”) terminates your employment other than for Cause (as defined below) or you terminate your employment for Good Reason (as defined below).

     If (i) the Company terminates your employment other than for Cause (as defined below) or (ii) you terminate your employment for Good Reason (as defined below) upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason, whether before or after a Change of Control (as defined below), then the Company: (A) shall provide you eighteen (18) months of severance pay, at the rate of your base pay in effect immediately prior to the termination, payable in a lump sum within five (5) business days after the effective date of the separation agreement described below; (B) shall pay the premium cost of your participation in the Company’s group medical and dental plans for a period of eighteen (18) months following the date of termination, provided that you are entitled to continue such participation under applicable law and plan terms; and (C) shall cause to become vested on the date of termination 100% of any options previously granted to you which remain unvested on that date and you shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options, provided that in no event may the exercise date extend beyond the original maximum term of the option.

     In the event that it is determined that any payments or benefits provided by the Company to you or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), you may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that you shall not be liable for any such excise tax.

     “Cause” for termination means: (i) your conviction of a felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities, which failure or negligence continues or remains uncured after thirty (30) days’ written notice to you setting forth in reasonable detail the nature of such failure or negligence; (iii) material breach by you of any provision of any agreement between you and the Company, which breach continues or remains uncured after thirty (30) days’ written notice to you setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by you with respect to the Company.

     A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of fifty (50%) percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction); or (iv) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction. For purposes of this Change of Control definition, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any persons or entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

     “Good Reason” for termination by you means (i) the Company materially reducing the scope of your duties and responsibilities or materially demoting or reducing your authority; (ii) a material change to your primary place of employment with the Company, which results in the Company changing your primary place of employment to a location that is more than fifty (50) miles from your primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing your base salary.

     In order to receive any severance pay, benefit premium contributions or vesting of stock options under this Agreement, you must execute, and not revoke, a separation agreement that includes a general release of claims in a form required by the Company.

     If at the time of your separation from service, you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to Internal Revenue Code, § 409A (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

You agree that you will not disclose this letter or any of its terms, except to members of your immediate family and to your legal and tax advisors. You agree that you are not entitled to any separation pay or benefits other than those described in this Agreement, including without limitation, the separation pay and benefits provided by both (i) the offer letter, dated as of August 31, 2006, between you and the Company and (ii) the severance agreement, dated as of December 17, 2008, between you and the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Mark Corrigan Mark Corrigan President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Justin A. Renz Dated: January 4, 2013